28 February 2003

The Directors

Chyron UK Holdings Limited

Pro-Bel Limited

Danehill

Lower Earley

Reading

Berkshire

RG6 4PB

Barclays Bank PLC ("the Bank") is pleased to offer an overdraft facility ("the Facility") up to a gross limit of 2,000,000 (two million pounds sterling) and a net limit of 2,000,000 (two million pounds sterling) to Chyron UK Holdings Limited ("the Parent") and its subsidiaries named below. The Parent and each such subsidiary named below (including any additional subsidiary admitted under paragraph 8 below) are referred to individually as a "Borrower" and collectively as the "Borrowers".

After completion of the acceptance formalities specified in paragraph 14 below, the Facility will be available for drawing by the Borrowers, subject to the terms and conditions stated below.

1. The Facility

The Facility will be available under the Composite Accounting System ("CAS") in accordance with a Composite Accounting Agreement made between the Borrowers and the Bank, subject to the sub-limits stated below. Interest will be chargeable at a margin of 2.25% per annum over the Bank's Base Rate current from time to time. Interest will be calculated on the net indebtedness for the time being owing by the Borrowers under the Facility (after deduction of any credit balances on the CAS Accounts).

Accrued interest will be debited to the relevant CAS Accounts quarterly in arrear on the Bank's normal quarterly charging dates in March, June, September and December of each year, or at such other times as may be determined by the Bank. Interest will accrue from day to day (after as well as before judgment) and be calculated on the basis of actual days elapsed over a 365 day year (or on such other day count basis as the Bank considers is consistent with the then applicable market practice for facilities of this kind).

2. Facility Limits

The gross indebtedness owing by the Borrowers under the Facility (before deduction of any credit balances on the CAS Accounts) shall not at any time exceed the gross facility limit stated above and the net indebtedness owing by the Borrowers under the Facility (after deduction of any such credit balances) shall not at any time exceed the net facility limit stated above.

Each Borrower may utilise the Facility only up to the amount of the individual sub-limit stated below opposite its name:
Name of Borrower:	Sub-Limit: (pounds sterling)

Pro-bel Limited	2,000,000

Ancillary Limits

Company Barclaycard limit	150,000
Bonds Guarantees & Indemnities Limit	500,000
BACS facility	250,000
BusinessMaster facility	100,000

3. Availability

All money owing by each Borrower under the Facility is repayable upon written demand by the Bank at any time. Any undrawn amount of the Facility may be cancelled by the Bank at any time. After such demand or cancellation, no further drawing may be made by any Borrower under the Facility.

Any money not paid following a demand under this paragraph shall continue to carry interest as calculated in accordance with paragraph 1. Interest shall, if unpaid, be compounded on the Bank's normal quarterly charging dates. Interest will continue to be charged and compounded on this basis after as well as before judgment.

The Borrowers jointly and severally agree to indemnify the Bank on demand against any loss or expense which the Bank may sustain or incur as a consequence of any such cancellation or demand or any default or delay by a Borrower in the payment of any amount when due under this facility letter.

In the absence of demand or cancellation by the Bank, the Facility is available for utilisation until 31 December 2003 ("the Review Date"). The Bank will be pleased to discuss the Borrowers' future requirements shortly before the Review Date and the Facility may continue for a further period if expressly agreed in writing by the Bank (in its entire discretion without any obligation to do so).

The rights of set-off conferred on the Bank by each Borrower under the CAS Agreement and the CAS Guarantee to which it is a party may be exercised by the Bank without the Bank first making a demand for payment of any liability represented by the debit balance which is to be satisfied by the exercise of such right. The amount for the time being standing to the debit or credit of each CAS Account will be treated, for all purposes of such CAS Agreement and each such CAS Guarantee, as immediately due and payable.

4. CAS Accounts

Each Borrower represents and warrants to the Bank that it is and will remain the beneficial owner of all amounts for the time being standing to the credit of its CAS Account with the Bank. Each Borrower also undertakes that it will not at any time assign, charge or otherwise alienate or encumber any of its rights to such amounts (except in favour of the Bank) or permit any charge or other encumbrance to subsist over such rights.

5. Security

The Borrower's obligations hereunder will be secured by any security which is now held, or hereafter may be held, by the Bank to secure all moneys and liabilities which shall from time to time be due, owing or incurred to the Bank by the Borrower, whether actually or contingently:

- Debenture on Bank standard form dated 18 February 1998 from Pro-bel Limited

- Debenture on Bank standard form dated 2 March 1979 from Chyron UK Holdings Limited

- Unlimited CAS Guarantees dated 27 March 1998 between Pro-bel Limited and Chyron UK Holdings Limited

- First legal charge on Bank standard form dated 28 August 1998 over premises at Danehill, Lower Earley, Reading in the name of Pro-bel Limited.

6. Information

The Parent undertakes to provide the Bank with:

- copies of its audited consolidated profit and loss account and balance sheet as soon as they are available and not later than 180 days from the end of each accounting reference period.

- copies of Quarterly Management Accounts for Chyron Corporation within 45 days of each quarter end.

- copies of Monthly Management Accounts for Chyron UK Holdings Limited/Pro-bel Limited within 30 days of each month end.

7. Change of Circumstances

In the event of any change in applicable law or regulation or in the existing requirements of, or any new requirements being imposed by, any central bank, governmental, fiscal, monetary, regulatory or other authority in any applicable jurisdiction (whether or not having the force of law) including, without limitation, any resulting from the introduction or operation of the euro, the result of which, in the sole opinion of the Bank, is to increase the cost (directly or indirectly) to it of funding, maintaining or making available amounts drawn under the Facility (or any undrawn amount of the Facility) or to reduce the effective return to the Bank, then each Borrower shall pay to the Bank such sum as may be certified by the Bank to such Borrower as being necessary to compensate the Bank for such increased cost or such reduction.

8. Authority of Parent to agree changes to the composition of the Borrowers and to extend, renew and/or vary the Facility

By countersigning this facility letter, each Borrower (other than the Parent) irrevocably authorises the Parent (which is hereby appointed the agent of each Borrower for such purposes) from time to time (i) to agree with the Bank in writing to add any further subsidiary or subsidiaries as a Borrower or Borrowers, and/or (ii) to remove any subsidiary as a Borrower, and/or (iii) to extend or renew the Facility, or increase or reduce the limit and (if applicable) sub-limits and the interest margin applicable to the Facility and/or to vary the other terms applicable to the Facility as the Parent may determine,and/or (iv) to sign any document and perform any act on behalf of the Borrowers (or any of them) required to effect or implement any of the foregoing or to record or restate the terms for the time being applicable to the Facility (as extended or renewed if applicable). Each change so agreed by the Parent shall be binding on each Borrower and the Bank may assume that all requisite approvals (if any) have been obtained by the Parent from the other Borrowers. The authority hereby conferred on the Parent shall continue after the Review Date. The terms applicable to the Facility will continue in full force and effect, save as expressly amended thereby.

Any demand for payment or any other demand or notice to a Borrower may be sufficiently made or given by the Bank to such Borrower by posting it to or leaving it at the Parent's last known place of business or (at the Bank's option) at the Parent's registered office.

9. Admission of a New Participating Subsidiary

The admission of a new subsidiary ("a New Participating Subsidiary") shall take effect at the commencement of the fifth business day after the delivery to the Bank of the following documents in form and substance satisfactory to the Bank:

(a) an agreement supplemental to this facility letter signed by the Parent and the New Participating Subsidiary;

(b) an agreement supplemental to the CAS Agreement signed by the Parent and the New Participating Subsidiary, together with a CAS Guarantee signed by the New Participating Subsidiary and a CAS Guarantee signed by the Parent;

(c) a certified true copy of a resolution of the New Participating Subsidiary's Board of Directors:

(i) accepting the Facility on the terms and conditions stated herein, approving the terms of the documents referred to in sub-paragraphs (a) and (b) above to which the New Participating Subsidiary is a party and authorising a specified person, or persons, to sign and return to the Bank each such document on its behalf;

(ii) authorising the Bank to accept instructions and confirmations in connection with the operation of the Facility signed in accordance with the Bank's mandate current from time to time;

(iii) appointing the Parent to act as agent of the New Participating Subsidiary for the purposes contemplated in paragraph 8 above and paragraph 13 below;

(d) a certified true copy of a resolution of the Parent's Board of Directors, approving the admission of the new Participating Subsidiary and approving the terms of the documents referred to in sub-paragraphs (a) and (b) above to which the Parent is a party and authorising a specified person, or persons, to sign and return to the Bank each such document on its behalf.

The Bank shall not be bound to admit a new subsidiary under the above procedure if the Bank considers that its admission might result in a breach of Section 151 of the Companies Act 1985 (prohibition of financial assistance by a company for acquisition of its own shares).

10. Fees and Expenses

An arrangement fee of 10,000 (pounds sterling) will be payable to the Bank on acceptance of this offer.

The Borrowers jointly and severally undertake to reimburse to the Bank on demand on a full indemnity basis (whether or not the Facility is utilised) all valuation and legal fees and other out-of-pocket expenses (including VAT), if any, incurred or chargeable by the Bank in connection with the valuation or revaluation of any security held by the Bank or the enforcement and preservation by the Bank of its rights under this facility letter (and the documents referred to herein) and the Bank may debit such fees and expenses to such accounts of the Borrowers with the Bank as the Bank may determine without further authority from the Borrowers.

11. Miscellaneous

If the UK moves to the third stage of EMU, the Bank shall be entitled to make such changes to this facility letter as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in the euro and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this facility letter).

12. Interpretation

In this facility letter:

(a) "business day" means a day (excluding Saturdays) on which the Bank is ordinarily open to effect transactions of the kind contemplated in this Facility Letter and, if a payment is to be made in euros, on which such payment system as the Bank chooses is operating for the transfer of funds for the same day value;

(b) "CAS Account" means an account of a Borrower with the Bank within a CAS arrangement for the time being in force between them;

(c) "EMU" means Economic and Monetary Union as contemplated in the Treaty establishing the European Community, as amended from time to time

(d) "euro" and "E" means the single currency of the participating Member States adopted under Council Regulation (EC) No 974/98;

(e) "indebtedness" includes any obligation for the payment or repayment of money, whether present or future, actual or contingent;

(f) "subsidiary" has the meaning attributed to the expression "subsidiary undertaking" in Section 258 of the Companies Act 1985;

(g) "UK" means the United Kingdom of Great Britain and Northern Ireland.

Reference to any statutory provision includes any amended, extended or re-enacted version of it with effect from the date on which it comes into force. Reference to this facility letter or any other document includes this facility letter or such document as amended, extended, supplemented or restated in any manner from time to time and/or any document which amends, extends, supplements or restates this facility letter or such document.

13. Governing Law

This facility letter shall be governed by and construed in with English law.

14. Period for Acceptance of this Offer

This offer will remain available for a period of one month from the date of this facility letter, after which it will lapse if not accepted by the Borrowers.

15. Acceptance

Before the Facility may be utilised, the Parent shall provide the Bank with the following in form and substance satisfactory to the Bank:

(a) the enclosed duplicate of this facility letter, together with a CAS Agreement and a CAS Guarantee, duly signed on each Borrower's behalf;

(b) a certified true copy of a resolution of the Board of Directors of the Parent:

(i) accepting the Facility on the terms and conditions stated above and approving the terms of the CAS Agreement and the CAS Guarantee to be given by it;

(ii) authorising a specified person or persons to sign and return to the Bank the duplicate of this facility letter;

(iii) authorising the Bank to accept instructions in connection with the operation of the Facility signed in accordance with the Bank's signing mandate current from time to time;

(iv) accepting the appointment of the Parent as agent of the Borrowers for the purposes set out in paragraph 8 and paragraph 13 above; and

(c) a certified true copy of a resolution of the Board of Directors of each Borrower (except the Parent):

(i) accepting the Facility on the terms and conditions stated herein and approving the terms of the CAS Agreement and the CAS Guarantee to be given by it;

(ii) authorising a specified person, or persons, to sign and return to the Bank the duplicate of this facility letter;

(iii) authorising the Bank to accept instructions in connection with the operation of the Facility signed in accordance with the Bank's signing mandate current from time to time;

(iv) appointing the Parent to act as agent of the Borrower for the purposes contemplated in paragraph 8 and paragraph 13 above.

Yours sincerely,

/s/ David Smith

David Smith

Associate Director, Business Support